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                                                                     Exhibit 99.

                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE



         VIDLER WATER COMPANY, INC. COMPLETES ITS FIRST MAJOR WATER SALE


         (LA JOLLA, CALIFORNIA)--MARCH 19, 2001--Today PICO Holdings, Inc. (NASDAQ: PICO) announced that its water rights and water storage subsidiary Vidler Water Company, Inc. has sold a portion of its land and water rights in Arizona's Harquahala Valley ground water basin to a unit of Allegheny Energy, Inc. The 2,159.5 acres of deeded irrigable land and related 6,478.5 acre-feet of water rights, located in La Paz and Maricopa Counties, will allow the construction of a new electricity generating facility.

         In addition to the cash purchase price of approximately $9.1 million, Vidler received a $300,000 non-refundable option fee earlier this year. Vidler will record a pre-tax gain of approximately $2.4 million from this transaction in the first quarter of 2001. The sale price represents $1,400 per acre-foot for transferable Harquahala Valley ground water. Following this sale, Vidler owns, or has the right to acquire, a further 49,426 acre-feet of transferable ground water in the Harquahala Valley.

         John Hart, PICO's President and Chief Executive Officer, commented:

         "Continuing urbanization in the Southwest has led to a permanent increase in the demand for electricity, which can only be met by the construction of new generating plants. We appear to be well positioned to supply the land and water required for new power plants in locations which also have the essential requirements of access to rail transport and to the electricity grid."

         OTHER INFORMATION
         PICO expects to announce its fourth quarter and full year 2000 results on or before Monday, April 2, 2001.

         Further information on PICO Holdings, Inc., and our investment philosophy, principal activities, recent developments, and current outlook, is contained in the Form 10-K and Form 10-Q reports which we file with the SEC. These reports can be accessed on-line via our website (www.picoholdings.com), or you can call Carlene Wilbur (614-475-3178 x255) to request paper copies.

         This press release contains "forward-looking statements." These include, but are not limited to, statements about the Company's operations and future expectations. These statements reflect our current views about future events which could affect our financial performance. Although we aim to promptly disclose any new development which will have a material effect on PICO, we do not undertake to update all forward-looking statements until our next scheduled 10-K or 10-Q filing. You should not place undue reliance on forward-looking statements because they are subject to various risks and uncertainties (including those listed under "Risk Factors" and elsewhere in our SEC filings) which could cause actual results to differ materially from such forward-looking statements or from our past results.

                                      # # #

CONTACT:
RAYMOND WEBB  CHIEF INVESTMENT ANALYST, PICO HOLDINGS, INC. (858) 456-6022 X234
RICH SHARPE   CHIEF OPERATING OFFICER, PICO HOLDINGS, INC.  (858) 456-6022 X201